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                                                                EXHIBIT 99.1


FOR IMMEDIATE RELEASE


           SFAD ANNOUNCES CHILDREN'S INTERNET
          LEARNING CENTER BUSINESS ACQUISITION


July 21, 1998. Safe Technologies International, Inc., based in Palm Beach, FL has entered into a Letter of Intent for a subsidiary business acquisition.

The Company, 'Toddler's Learning Center, Inc.', (TLC) based in Stuart, FL is a high quality child care and education center providing an array of services for the child, the parent, and the community with an Internet spin. TLC provides developmentally appropriate education and child care to
children from birth through age 12.   In 1995, the Center was
awarded official accreditation by the National Academy of Early Childhood Programs and has also been accorded the Gold Seal of Excellence by the Florida Department of Children and Families.

The existing Management and founders will enter into Employment Agreements to continue operations modeled after the principles established by the National Association for the Education of Young Children (NAEYC). They are assisted by an additional nine teachers.

Pursuant to the closing of the acquisition, which will operate in SFAD's Health and Wellness Division, SFAD's Internet Staff will integrate additional Internet capabilities into the Learning Center. SFAD will create and develop a specialized Internet children's screening software package capable of providing appropriate informational and educational subjects as well as offering parental classroom supervision of the children via the Internet.

Annual Service Revenues for TLC last three years range from $335,000 and $375,000, subject to Due Diligence and two year Certified Audits which are in process. In a stock for stock transaction, the former Shareholders of the business will receive SFAD 144 Restricted Common Stock.

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Safe Technologies International, based in Palm Beach,
Florida, is a multi-faceted company with multiple areas of concentration: Internet products, services, and Internet
Directories; Marketing, Advertising, and Digital Pre Press
Graphics and Printing; customized Personal Computer systems and networks; Heath Care/Wellness related products and services, such as, i.e.. SFAD's Nasal Aspirin Patent; and Real Estate products, services, and software.

SOURCE:   Safe Technologies International, Inc., (SFAD)
CONTACT:  Safe Technologies International, Inc., (SFAD)
TEL:      561-832-2700
EMAIL:    investor.relations@safetechnologies.com
HTTP://   www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended March 31, 1998.